Exhibit 99.1

IDT SELLS CONSUMER DEBT

Debt Portfolio Sale is Expected to Generate $18.35 Million in Cash Proceeds

NEWARK, NJ (February 5, 2009): IDT Corporation (NYSE: IDT; IDT.C) said today that it has closed a transaction to sell substantially all of the consumer debt portfolio held by its IDT Carmel division for $18.35 million.

“The sale of our existing debt portfolio advances IDT’s previously announced strategic objectives. We have eliminated our exposure to fluctuations in debt portfolio valuations during a time of great volatility in that market, increased our working capital, and further narrowed management’s focus on core business operations,” said IDT CEO Jim Courter. IDT stated that it has no current plans to acquire additional debt portfolios.

IDT entered the debt collection and portfolio management business in 2006. During Fiscal 2007, its IDT Carmel division purchased consumer debt portfolios for an aggregate purchase price of $78.4 million and realized $5.4 million in revenue. In Fiscal 2008, IDT Carmel reported $45.6 million in revenue, and an additional $8.9 million during the first quarter of Fiscal 2009. As of October 31st, 2008, IDT Carmel’s portfolio was valued at $59.5 million. The Company said it expected to report a write down of current and long term assets from discontinued operations totaling $37 million during the 2nd quarter of its 2009 fiscal year as a result of the sale announced today.

About IDT Corporation

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to manage our growth; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
IDT Corporation
Bill Ulrey (973) 438-3838

Public Relations:
IDT Corporation
Gil Nielsen (610) 704-6622